UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
Amendment #2

Registration Statement under the Securities Act of 1933 GOLDEN ARIA CORP.
(Name of small business issuer in its charter)
Nevada	1000	20-1970188
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
#500 - 625 Howe Street, Vancouver BC V6C 2T6 Telephone: 604-688-0833
(Address and telephone number of principal executive offices & intended principal place of business)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

FRASER AND COMPANY LLP
999 West Hastings Street, Suite 1200
Vancouver, British Columbia, Canada V6C 2W2
Telephone No.: (604) 669-5244 Facsimile No.: (604) 669-5791

BUSINESS FIRST FORMATIONS, INC. 3702 South Virginia Street, Suite G12-401 Reno, Nevada 89509-6030 Tel: 775-338-2598
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ❒

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered by Selling Stockholders	8,545,000	$0.15 (2)	$1,281,750	$137.15
Total Registration Fee				$137.15

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Based on the last sales price on April 6, 2005. The selling stockholders will sell their shares of our common stock at a price of $0.15 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

(3) Estimated in accordance with Rule 457(o) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

ii

PROSPECTUS	Subject to Completion
______________________, 2006

GOLDEN ARIA CORP.
A NEVADA CORPORATION

8,545,000 SHARES OF COMMON STOCK OF GOLDEN ARIA CORP.
-------------------------------------------------------------------------------------

This prospectus relates to the 8,545,000 shares of common stock of Golden Aria Corp., a Nevada Corporation, which may be resold by certain selling stockholders of the company. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The shares being resold constitute approximately 63.7% of the total outstanding shares of our common stock. The price of our common stock is $0.15 per share. Subsequent to the acceptance of this registration statement, if a market maker files an application on our behalf to make a market for our common stock on the OTC Bulletin Board, the price will be at prevailing market prices or privately negotiated prices. There can be no assurance that we will be able to obtain an OTCBB listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 2 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____________, 2006.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
GLOSSARY	4
PROSPECTUS SUMMARY	6
Our Business	6
The Offering	6
Summary Financial Data	6
RISK FACTORS	7
Risks Associated with Our Business	7
We have a limited operating history with losses and expect losses to continue which could eventually raise concerns about our ability to continue as a going concern.	7
We will require additional financing to develop our existing exploration claims, failing which we would not be able to meet the terms of our four-year option agreement and could lose our interest in the property.	7
The validity of mining claims could be challenged which could force us to curtail or cease our business operations.	8
We do not have a guarantee of title and other parties may dispute title to our mineral properties.	8
Estimates of mineral reserves and of mineralized material are inherently forward-looking statements, subject to error, which could force us to curtail or cease our business operations.	8
Geologic uncertainty and inherent variability may have a positive or negative affect on mining operations.	9
Fluctuations in metal prices will affect calculations of reserve estimates.	9
Changes in environmental and mining laws and regulations have the potential to reduce the profitability of mining operations.	9
Environmental controls could curtail or delay the exploration and development of our claims and impose significant costs on us.	9
The exploration, development and operation of mining projects involve numerous uncertainties.	10
Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.	11
Mineral exploration is highly speculative, as exploration targets may prove to be uneconomic.	11
The price of gold and other commodities are highly volatile and a decrease in commodity prices may result in our projects becoming uneconomic.	11
Mining risks and insurance costs could result in a curtailment of our business operations.	11
Some of our directors or officers are or may become directors or officers of other similar companies, which could result in a conflict of interest, and which could limit our access to new properties.	12
We are dependent on key personnel, the loss of whom could result in the curtailment of our business operations.	12

Risks Associated with Our Common Stock	12
There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.	12
Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.	12
Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.	12
Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.	12
Other Risks	13
Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	13
FORWARD-LOOKING STATEMENTS	13
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	13
THE OFFERING	13
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	14
DILUTION	14
DIVIDEND POLICY	14
BUSINESS	14
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS	25
PROPERTY	26
MANAGEMENT	26
EXECUTIVE COMPENSATION	28
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
PLAN OF DISTRIBUTION	31
SELLING STOCKHOLDERS	33
DESCRIPTION OF CAPITAL STOCK	35
LEGAL PROCEEDINGS	35
LEGAL MATTERS	35
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	35
EXPERTS	35
INTEREST OF NAMED EXPERTS AND COUNSEL	35
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	36
WHERE YOU CAN FIND MORE INFORMATION	36
FINANCIAL STATEMENTS	37

GLOSSARY OF FINANCIAL TERMS

Dilution (of shares) - A decrease in the value of a company's shares caused by the issue of treasury shares.

Equity financing - The provision of funds by selling of shares by the Company.

Working capital - The liquid resources a company has to meet day-to-day expenses of operation; defined as the excess of current assets over current liabilities.

GLOSSARY OF GEOLOGICAL AND EXPLORATION TERMS

Alteration - Any physical or chemical change in a rock or mineral subsequent to its formation.

Anomaly - Any departure from the norm in terms of geological, geochemical or geophysical characteristics which may indicate the presence of mineralization in the underlying bedrock.

Assay - A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Breccia - A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Bulk tonnage - A mining term that refers to a mineral deposit that is large in size but usually low grade that can be mined by highly efficient, usually open pit, large scale mining and processing methods.

Carbonate - A rock consisting of minerals formed with calcium carbonate, such as limestone.

Chert - A rock consisting of fine-grained silica, or quartz, usually deposited in thin layers in an ocean basin.

Claim - A portion of land held either by a prospector or a mining company.

Deposit - An accumulation of valuable minerals or metals in the earth's crust.

Development - Underground work carried out for the purpose of opening up a mineral deposit. Includes shaft sinking, crosscutting, drifting and raising.

Diamond drill - A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections.

Dike - A narrow, usually planar body of rock that is intruded in liquid form along fractures within pre-existing rock and then cools and solidifies.

Disseminated - Mineralization that carries small particles of valuable minerals spread more or less uniformly through the host rock.

Dolomite - A rock consisting of calcium magnesium carbonate.

Dome - An accumulation of volcanic rocks at or near the point of eruption onto the earth's surface.

Exploration - Prospecting, sampling, mapping, diamond drilling and other work involved in searching for ore.

Fault - A break in the Earth's crust caused by tectonic forces which have moved the rock on one side with respect to the other.

Felsic - A light coloured igneous rock (volcanic or intrusive) that is rich in silica.

Formation - A distinctive group of rocks or lithologies that usually have a common age and origin and that have been grouped together by geologists for ease of description and classification.

Geochemistry - The study of the chemical properties of rocks or other geological materials, such as soil.

Geology - The science concerned with the study of the rocks which compose the Earth.

Geophysics - The study of the physical properties of rocks and minerals.

Geophysical survey - A scientific method of prospecting that measures the physical properties of rock formations. Common properties investigated include magnetism, specific gravity, electrical conductivity and radioactivity.

Host rock - Also known as country rock, this is a term that is loosely used to describe the mass of rock adjacent to a mineral deposit or within which the mineral deposit occurs.

Hydrothermal - Hot fluid, primarily water, that circulates in convective cells through the earth's crust along zones of increased permeability, such as faults, and that is responsible for the formation of many types of metallic mineral deposits.

Limestone - A rock composed primarily of calcium carbonate (CaCO3), usually formed on the sea floor.

Lithology - The physical character of a rock, primarily determined by its mineralogical make-up.

Mapping (or Geological Mapping) - The process of identifying rocks and structures as exposed on the surface of the earth and recording these features and related interpretations on a plan map of a specific area.

Mineralization - Usually refers to valuable metals or minerals distributed within a rock.

Mineral Deposit - A natural accumulation of valuable metals or minerals at or near the surface of the earth's crust.

Net smelter return - A share of the net revenues generated from the sale of metal produced by a mine.

Reclamation - The restoration of a site after mining or exploration activity is completed.

Resistivity geophysical survey - A geophysical technique used to measure the resistance of a rock formation to an electric current. The survey will also detect rocks that may have high electrical conductivity.

Reverse circulation drill - a type of rock drill that crushes a core, which is then recovered.

Silicification - A specific variety of alteration whereby silica is precipitated within a structure or throughout a rock unit by hydrothermal fluids.

Stratigraphy - The natural layering of sedimentary rocks, where younger rocks are laid down in horizontal layers upon older rocks.

Structure - The study of the deformation of rocks, usually by brittle deformation (faulting or fracturing) or by plastic deformation (folding).

Sulphide - Most naturally occurring metallic minerals are either sulphides, where the metal combines with sulphur (Pyrite - FeS2), or oxides, where the metal combines with oxygen (Magnetite - Fe3O4).

Syncline - Rocks folded into a trough-like shape.

Unit - A general term describing a specific rock formation or lithology.

Vein - A fissure, fault or crack in a rock filled by minerals that have travelled upwards from some deep source.

Vent - A pipe-like center of eruption of volcanic rocks or explosive hydrothermal fluids.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Golden Aria is an exploration stage company and we have no revenues to date. The following are the material facts related to this prospectus. This summary should be read in conjunction with the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into it.

Our Business

Golden Aria is a Nevada corporation with its business offices located at 500 - 625 Howe Street, Vancouver BC V6C 2T6. Our telephone number is (604) 688-0833. We were incorporated in Nevada on November 24, 2004. Since its inception, the Company has been engaged in the business of exploring for minerals, primarily gold and silver, and acquiring, exploring and developing mineral properties in the Western United States, solely in Nevada. We have acquired a mining interest in one property located in Eureka County, Nevada. We are exploring for gold on the property. We have conducted exploration activities during 2005 and will continue doing so in 2006 and beyond, provided we have the financial resources to do so. We have not generated any revenue.

We have entered into an exploration agreement with an option to joint venture (the "Exploration Agreement") with Miranda U.S.A. Inc. ("Miranda"), a private Nevada company. Miranda has granted us the sole and exclusive right and option to acquire a 60% interest in a mineral lease held by Miranda on 64 claims situated in Eureka County, Nevada. As of November 30, 2005 we have total assets of $307,780 and our total liabilities are $42,679. We do not currently have sufficient funds for intended corporate and exploration activities in the period beyond twelve months.

We do not have any full-time employees, and management devotes only a small percentage of their time to the affairs of the company. Our management team is solely located in Canada. Further, some of our directors and officers are or may become directors or officers of other similar companies, which could result in a conflict of interest.

The Offering

This prospectus relates to 8,545,000 shares of our common stock to be sold by the selling stockholders identified in this prospectus. There are currently 13,410,000 shares of our common stock issued and outstanding and we have no other securities issued and outstanding. The most recent price of our common stock is $0.15 per share. Subsequent to the acceptance of this registration statement, if a market maker files an application on our behalf to make a market for our common stock on the OTC Bulletin Board, the price will be at prevailing market prices or privately negotiated prices. There can be no assurances, however, that we will be able to obtain an OTC Bulletin Board listing. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any of the proceeds of the shares of common stock offered by the selling stockholders.

The shares of the company are not quoted on a public market and therefore lack liquidity.

Summary Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis of Financial Conditions " beginning on page 22 of this prospectus.

For the period from November 24, 2004 (inception) to November 30, 2005
Revenue	$Nil
Net Loss for the Period	$(215,499)
Loss Per Share - basic and diluted	$(0.04)
At November 30, 2005
Working Capital	$265,100
Total Assets	$307,780
Total Stockholders' Equity	$265,101
Deficit Accumulated in the Exploration Stage	$215,499

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Golden Aria and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Associated with our Business

We have a limited operating history with losses and expect losses to continue, which could eventually raise concerns about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will, in all likelihood, continue to incur operating expenses without revenues until we are able to successfully commercialize our exploration claims. Our business plan requires us to incur $1,000,000 in exploration expenses on our property over the next four years, from April 6, 2005, the first part of which has been completed. Further, cash payments totaling $200,000 are required to be made over this same period, with the 2005 payment having been completed. We may not be able to complete all of these payments, thus forfeiting our property option. We have incurred operating losses of $215,499 since inception. We may not be able to successfully commercialize our exploration claims or ever become profitable. We currently meet the definition of a going concern, but expenses and costs could eventually raise substantial doubt about our ability to continue as a going concern.

We will require additional financing to develop our existing exploration claims, failing which we would not be able to meet the terms of our four-year option agreement and could lose our interest in the property.

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we will need to raise additional funds for the development and production of our exploration claims. We do not currently have sufficient financial resources to fund the acquisition of additional exploration or development claims. We do not currently have sufficient financial resources to meet all of the terms of our four-year option agreement related to our exploration claims, meaning we may not be able to retain our interest in these claims. We anticipate that we will need to raise further financing after the next 12 month period. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our property and development plans. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders.

The validity of mining claims could be challenged which could force us to curtail or cease our business operations.

Mining claims located on federal land involve mineral rights that are subject to the claims procedures established by the General Mining Law. We must make certain filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay an annual holding fee. If we fail to make the annual holding payment or make the required filings, our mining claim could be void or voidable. Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and rival mining claimants and the United States may challenge mining claims. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. However, only the federal government can make such challenges; they cannot be made by other individuals with no better title rights than those of Golden Aria. It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged. Title to unpatented claims and other mining properties in the western United States typically involves certain other risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No title insurance is available for mining. In the event we do not have good title to our properties, we would be forced to curtail or cease our business operations.

We do not have a guarantee of title and other parties may dispute title to our mineral properties.

Under the 1872 Mining Law, certain of the claims may overlie senior valid unpatented claims, or their location or discovery monuments may be located on state lands or lands not otherwise open to location under the 1872 Mining Law. The properties may be subject to prior unregistered agreements or transfers or land claims by native, aboriginal or indigenous peoples and title may be affected by undetected defects or governmental actions. None of the unpatented mining claims in which the Company has, or has the right to acquire an interest in have been surveyed and accordingly, the precise location of the boundaries of the claims and ownership of mineral rights in specific tracts of land comprising the claims may be in doubt.

Estimates of mineral reserves and of mineralized material are inherently forward-looking statements, subject to error, which could force us to curtail or cease our business operations.

We have no mineral reserves or resources although it is our intent as an exploration company to one day have mineral reserves or resources. Estimates of mineral reserves and of mineralized material are inherently forward-looking statements subject to error. Although estimates of proven and probable reserves are made based on a high degree of assurance in the estimates at the time the estimates are made, unforeseen events and uncontrollable factors can have significant adverse impacts on the estimates. Actual conditions will inherently differ from estimates. The unforeseen adverse events and uncontrollable factors include but are not limited to: geologic uncertainties including inherent sample variability, metal price fluctuations, fuel price increases, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be predicted.

Geologic uncertainty and inherent variability may have a positive or negative affect on mining operations.

In the event that mineralized resources or reserves are ever discovered or acquired, there remains inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There may also be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining operations. Acceptance of these uncertainties is part of any mining operation.

Fluctuations in metal prices will affect calculations of reserve estimates.

The prices for gold, silver, copper and other metals fluctuate in response to many factors beyond anyone's ability to predict. The prices used in making any reserve estimates may differ from daily prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated reserve quantities, which are affected by a number of additional factors. For example, a 10 percent change in price may have little impact on the estimated reserve quantities and affect only the resultant positive cash flow, or it may result in a significant change in the amount of reserves. Because mining occurs over a number of years, it may be prudent to continue mining for some period during which cash flows are temporarily negative for a variety of reasons including a belief that the low price is temporary and/or the greater expense incurred in closing a property permanently.

Changes in environmental and mining laws and regulations have the potential to reduce the profitability of mining operations.

The Company's operations are subject to environmental laws, regulations and rules promulgated from time to time by government. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner that means stricter standards and enforcement. Fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies, directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations. The Company intends to comply with all environmental regulations in the United States and Canada.

Environmental controls could curtail or delay the exploration and development of our claims and impose significant costs on us.

We are required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the RCRA, CERCLA and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold and copper ore mining and processing. In January 2001, the Bureau of Land Management amended its surface management regulations to require bonding of all hard rock mining and exploration operations involving greater than casual use to cover the estimated cost of reclamation. In addition, insurance companies are now requiring additional cash collateral from mining companies in order for the insurance companies to issue the surety bond. In the event we are unable to meet remaining financial obligations for the surety bond, the insurance company could force us to curtail or cease future operations.

Many states, including the State of Nevada, have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater. Although we are currently in compliance with applicable federal and state environmental laws, changes in those laws and regulations may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

The exploration, development and operation of mining projects involve numerous uncertainties.

Mine exploration and development projects typically require a number of years and significant expenditures during the development phase before production is possible. Exploration offers no guarantee, and no realistic ability to project a probability, of ever successfully discovering economically feasible ore resources or reserves.

Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

  estimation of reserves;

  anticipated metallurgical recoveries;

  future gold prices; and

  anticipated capital and operating costs of such projects.

Mine development projects may have limited or no relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

Any of the following events, among others, could affect the profitability or economic feasibility of a project:

  unanticipated changes in grade and tonnage of ore to be mined and processed;

  unanticipated adverse geotechnical conditions;

  incorrect data on which engineering assumptions are made;

  costs of constructing and operating a mine in a specific environment;

  availability and cost of processing and refining facilities;

  availability of economic sources of power;

  adequacy of water supply;

  adequate access to the site;

  unanticipated transportation costs;

  government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

  fluctuations in commodities prices; and

  accidents, labor actions and force majeure events.

Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

Gold exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Gold exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up being ultimately developed into producing mines. To the extent that we continue to be involved in gold exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our gold exploration efforts will be successful. The risks associated with gold exploration include:

  the identification of potential gold mineralization based on superficial analysis;

  the quality of our management and our geological and technical expertise; and

  the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization. It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities. Because of these uncertainties, our current and future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

Mineral exploration is highly speculative, as exploration targets may prove to be uneconomic.

Exploration for minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology. The exploration targets on the properties we own, lease or acquire in the future may not contain commercially mineable mineral deposits.

The price of gold and other commodities are highly volatile and a decrease in commodity prices may result in our projects becoming uneconomic.

The profitability of gold and other mining operations is directly related to the market prices of gold and other commodities. The market prices of gold and commodities fluctuate significantly and are affected by a number of factors beyond our control, including, but not limited to, the rate of inflation, the exchange rate of the dollar to other currencies, interest rates, and global economic and political conditions. Price fluctuations of gold and commodities from the time development of a mine is undertaken and the time production can commence can significantly affect the profitability of a mine. Accordingly, we may begin to develop a property at a time when the price of gold or copper makes such exploration economically feasible and, subsequently, incur losses because the price of gold or copper decreases. Adverse fluctuations of the market prices of gold and copper, respectively, may force us to curtail or cease our business operations.

Mining risks and insurance costs could result in a curtailment of our business operations.

Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although we currently maintain insurance to ameliorate some of these risks, more fully described in the description of our business in this Prospectus, such insurance may not continue to be available at economically feasible rates or in the future be adequate to cover the risks and potential liabilities associated with exploring, owning and operating our properties. Either of these events could cause us to curtail or cease our business operations.

Some of our directors or officers are or may become directors or officers of other similar companies, which could result in a conflict of interest, and which could limit our access to new properties.

Some of the directors and officers of the Company are or may become directors or officers of other similar companies engaged in mineral exploration. In this regard, properties may be offered to both us and these other companies, which could result in our director or officer having a conflict of interest.

We are dependent on key personnel, the loss of whom could result in the curtailment of our business operations.

We are dependent on the services of certain key executives, including Gerald Carlson, President and Director, and Chris Bunka, Chairman and CEO. The loss of either of these individuals could force us to curtail our business and operations. We currently do not have key person insurance on these individuals.

Risks Associated with our Common Stock

There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations and the NASD's sales practice requirements, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. (See "Market for our Common Stock and Related Stockholder Matters".) Our securities are subject to the penny stock rules promulgated by the Securities and Exchange Commission, which impose additional sales practice disclosure requirements. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and adversely affect the price of our shares.

In addition to the "penny stock" rules, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for the customer. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 shares of common stock, of which 13,410,000 shares are issued and outstanding. Our Board of Directors has the authority to cause the company to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Golden Aria in the future.

Other Risks

Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by certain selling stockholders of 8,545,000 shares of common stock, of which 8,295,000 shares were issued pursuant to private placement offerings made by Golden Aria pursuant to Regulation S promulgated under the Securities Act and 250,000 shares were issued pursuant to Section 4(2) of the Securities Act of 1933.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sales of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at $0.15 per share. Subsequent to the acceptance of this registration statement, if a market maker files an application on our behalf to make a market for our common stock on the OTC Bulletin Board, the price will be at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be quoted on the OTC Bulletin Board. The offering price of $0.15 per share is based on the last sales price of our common stock on April 6, 2005 and does not have any relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

BUSINESS

General

Golden Aria Corp. was incorporated in the State of Nevada on November 24, 2004. We are an exploration stage company. We maintain our statutory registered agent's office and our business address at Business First Formations, Inc. 3702 South Virginia Street, Suite G12-401, Reno, Nevada 89509-6030. Our telephone number is (755) 825-5338. We maintain our principal executive offices at Suite 500 - 625 Howe Street, Vancouver, British Columbia V6C 2T6. Our telephone number is (604) 688-0833. Our executive offices are rented from Copper Ridge Explorations Inc. on a month-to-month basis and our monthly rental is $500, for which we share 1,100 square feet of office space, which includes three executive offices, which space is adequate for our purposes at this stage of our development.

Business

On April 6, 2005 we entered into an Exploration Agreement with Options for Joint Venture (the "Miranda Option Agreement") with Miranda U.S.A., Inc. ("Miranda"). Miranda holds a 100% interest as lessee in sixty-four mineral claims situated in Eureka County, Nevada. The terms of the agreement were determined through arms-length negotiations with Miranda. We have met all of the requirements of the Miranda Option Agreement to date. (See "Location and Access" for more detail.)

Miranda's interest in the property is held by way of a 20 year mining lease dated the 27th day of May 2004 from Nevada North Resources (U.S.A.) Inc. ("Nevada North") which lease is called the "Coal Canyon Lease".

The Miranda Option Agreement provides that we can acquire an undivided 60% interest in Miranda's interest in the Coal Canyon Lease.

In order to earn our 60% interest we must carry out certain minimum exploration expenditures on the property and make certain payments to Miranda by December 31, 2008 (the "Earn-In Period"):

Exploration Expenditures
	Exploration Expenditures	Cumulative Exploration Expenditures
By December 31, 2005	$50,000.00	$50,000.00 (completed)
By December 31, 2006	$100,000.00	$150,000.00
By December 31, 2007	$300,000.00	$450,000.00
By December 31, 2008	$550,000.00	$1,000,000.00
Total	$1,000,000.00

We have met our commitment for $50,000 in exploration expenditures in 2005 by carrying out an exploration program undertaken by Nevada-based contract geologists and geophysicists. The work included:

1:2400 scale geological mapping by consultant Randall Stoeberl;

a geophysical survey by R. Fox, of Practical Geophysics, a company located in Spring Creek, Nevada;

This work resulted in the Company identifying a number of drill targets, which are ready for drill testing.

Payments

On execution of the Miranda Option Agreement, we paid Miranda $15,000 and thereafter we must make the following cash and stock payments in order to maintain the option in good standing

Date	Cash Payment
March 25, 2006	$25,000.00
March 25, 2007	$25,000.00
March 25, 2008	$35,000.00
March 25, 2009	$100,000.00

In addition, we are to maintain the obligations of Miranda to Nevada North under the terms of the Coal Canyon Lease contained above, which includes payment of the following advanced minimum royalties to Nevada North.

Date	Cash Payment
May 27, 2005	$6,250.00 (paid)
May 27, 2006	$6,250.00
May 27, 2007	$10,000.00
May 27, 2008	$10,000.00

Stock Payment

In addition, we were to deliver two hundred and fifty thousand (250,000) common shares to Miranda, which was done on September 29, 2005. These shares are restricted and subject to the rules and provisions of Rule 144.

During the earn-in period until December 31, 2008, under the Miranda Option Agreement we are solely responsible to maintain the Property in good standing, including payments, filings and any other actions necessary. We must pay annual BLM claim maintenance fees of $125 per claim on or before September 1st of each year as well as file an annual Notice of Intent to Hold to the County, with a fee of $8.50 per claim, on or before November 1st of each year, in order to maintain the claims in good standing.

The Property is subject to a production royalty on all precious and base metals produced from the Property and the production royalty is dependent on the price of gold, as follows:

Gold Price	Royalty Percentage
$275 or less per ounce	2.5%
$275.01 to $375 per ounce	3.0%
$375.01 to $475 per ounce	4.0%
$475.01 or greater	5.0%

Any advance royalties paid by us to Nevada North will be credited against and fully recuperable from any production royalty that may be payable to Nevada North.

We have the right to purchase the production royalty down to a 2% production royalty by paying $1,000,000 for each 1% production royalty reduction.

The Miranda Option Agreement provides that if we stake additional properties in a defined area surrounding the Property, then Miranda may elect, upon paying its proportion of the acquisition costs, to make the new acquisition subject to the terms of the Miranda Option Agreement. We have a similar right in the event that Miranda makes an acquisition in the defined area.

Termination

We may terminate the Miranda Option Agreement at any time, and upon that termination we would no longer be liable to pay the option payments to Miranda. If we terminate after June 1st of any year, we would have to pay the Federal maintenance fees on the property, due in August of that year. If we have not completed our required exploration expenditures on the property by December 31, 2008 the Miranda Option Agreement will automatically terminate.

If we are in default of any of our obligations to Miranda, and we do not cure the default within fifteen (15) days of receiving written notice of the default, then our interest in the Miranda Option Agreement may be terminated and we would have no further interest in the property.

Once we have satisfied the earn-in obligations, we will have earned a 60% interest in Miranda's interest in the property and we will then enter into a joint venture agreement with Miranda whereby the ongoing costs of exploration and development of the property shall be shared as follows:

  Golden Aria - 60%

  Miranda - 40%

  and this will apply to the advanced royalty payment to be made to Nevada North to maintain the lease in good standing.

  The principal terms of the joint venture will be as follows:

  1.    A management committee will be formed, consisting of one representative of each party and will be responsible for approving programs and budgets and for determining the general policies and direction to be adopted by the operator in the conduct of the operations under this agreement.

  2.    Each party shall name one representative and each party shall be entitled to a vote equal to the participating interest of such party; in our case, 60%. Votes shall be by majority vote except certain items which would require a unanimous vote, among these being:

    (a) acquisition or disposition of the property;

    (b) conduct of business other than for exploration development or mining of the property; and

    (c) borrowing or entering into any form of credit arrangements which involve a pledge of a party's participating interest.

  3.    We shall be the initial operator for the joint venture.

  4.    Programs by operator. If the operator does not propose a program and budget requiring an annual expenditure of $200,000 or more, then the non-operator may propose a program and budget of $200,000 or more and thereupon the non-operator shall become the operator.

  5.    Dilution of Interest. Upon earning our initial interest, our investment base in the joint venture for dilution purposes shall be $1,000,000 and Miranda's initial investment base shall be deemed to be $666,666.67. Additional expenditures by each party shall be added to its investment base.

    If a party to the joint venture does not commit to paying its share of any approved program and budget, its participating interest shall be diluted by dividing: (1) the sum of: (a) the deemed value of the party's initial contribution; and (b) the total of all the party's later contributions; by (2) the sum of (a) and (b) above for all participants; and (c) the contributions of the other party under the current budget; then multiply the result by 100. The participating interest of the other party shall thereupon become the difference between 100% and the recalculated participating interest. Upon a party's participating interest having been reduced to 10%, its participating interest shall be automatically converted to a royalty on production from the property equal to 1% of net smelter returns and the party shall have no further interest under the joint venture agreement, except its royalty interest.

  Option for Additional Earn-In

  Once we have satisfied our earn-in obligations described under "Business" above, we have the right, but not the obligation, to earn an additional 10% interest in the Coal Canyon Project by paying all expenditures associated with preparation of a bankable feasibility study for the Project. If we choose to earn this additional interest, we must complete the study within thirty-six (36) months of completing the earn-in.

  Location, Access and Infrastructure

  The Coal Canyon property is located in west-central Eureka County, Nevada, along the Battle Mountain-Eureka mineral trend. The property is on the northwest flank of the northern Simpson Park Mountains and it extends into Pine Valley.

  Access to the property by four-wheel drive vehicles can be gained via secondary roads and tracks branching off either Nevada Highway 306 or Highway 278. Nearby towns include Elko (85mi/136km to the northeast), Carlin (65 mi/104 km to the north) and Eureka (60mi/95 km to the south). The property is most easily accessed from Elko, which receives daily flights from Reno and Salt Lake City. From Elko, drive west for 21 miles on Interstate 80 to Carlin and then south on Highway 278, for 44 miles, to state road 22. Travel west for 15 miles, where a dirt track leads south to the property, a distance of approximately 2 miles.

  Other than a number of dirt, four-wheel drive tracks within the property, constructed to provide access for previous exploration programs, there are no improvements or plant and equipment on the property. There is no source of power or water in the immediate vicinity of the property. Water, if required for drilling, would likely have to be trucked in from a nearby ranch.

  ♦

  Property Description

  The following is a list of the claims covered by the Coal Canyon Lease:

  Eureka County, Nevada

  Sections 17, 18, 20, 21, 28, and & 29 T25N, R49E M.D.B.M. Appendix A Claim List

Claim Name	County	BLM_NMC#	Loc. Date	Book	Page
Coal 1	Eureka	847957	5/29/2003	361	279
Coal 2	Eureka	847958	5/29/2003	361	280
Coal 3	Eureka	847959	5/29/2003	361	281
Coal 4	Eureka	847960	5/29/2003	361	282
Coal 5	Eureka	847961	5/29/2003	361	283
Coal 6	Eureka	847962	5/29/2003	361	284
Coal 7	Eureka	847963	5/29/2003	361	285
Coal 8	Eureka	847964	4/9/2003	361	286
Coal 9	Eureka	847965	4/9/2003	361	287
Coal 10	Eureka	847966	4/9/2003	361	288
Coal 11	Eureka	847967	4/9/2003	361	289
Coal 12	Eureka	847968	4/9/2003	361	290
Coal 13	Eureka	847969	4/9/2003	361	291
Coal 14	Eureka	847970	4/9/2003	361	292
Coal 15	Eureka	847971	5/24/2003	361	293
Coal 16	Eureka	847972	4/9/2003	361	294
Coal 17	Eureka	847973	4/9/2003	361	295

Coal 18	Eureka	847974	4/9/2003	361	296
Coal 19	Eureka	847975	4/9/2003	361	297
Coal 20	Eureka	847976	4/9/2003	361	298
Coal 21	Eureka	847977	4/9/2003	361	299
Coal 22	Eureka	847978	4/9/2003	361	300
Coal 23	Eureka	847979	4/8/2003	361	301
Coal 24	Eureka	847980	4/8/2003	361	302
Coal 25	Eureka	847981	4/8/2003	361	303
Coal 26	Eureka	847982	4/8/2003	361	304
Coal 27	Eureka	847983	4/8/2003	361	305
Coal 28	Eureka	847984	4/8/2003	361	306
Coal 29	Eureka	847985	4/8/2003	361	307
Coal 30	Eureka	847986	4/8/2003	361	308
Coal 31	Eureka	847987	4/9/2003	361	309
Coal 32	Eureka	847988	4/9/2003	361	310
Coal 33	Eureka	847989	4/9/2003	361	311
Coal 34	Eureka	847990	4/9/2003	361	312
Coal 35	Eureka	847991	4/8/2003	361	313
Coal 36	Eureka	847992	4/8/2003	361	314
Coal 37	Eureka	847993	4/8/2003	361	315
Coal 38	Eureka	847994	4/8/2003	361	316
Coal 39	Eureka	847995	4/8/2003	361	317
Coal 40	Eureka	847996	4/8/2003	361	318
Coal 41	Eureka	847997	4/8/2003	361	319
Coal 42	Eureka	847998	4/10/2003	361	320
Coal 43	Eureka	847999	4/10/2003	361	321
Coal 44	Eureka	848000	4/11/2003	361	322
Coal 45	Eureka	848001	4/11/2003	361	323
Coal 46	Eureka	848002	4/11/2003	361	324
Coal 47	Eureka	848003	4/11/2003	361	325
Coal 48	Eureka	848004	4/11/2003	361	326
Coal 49	Eureka	848005	4/11/2003	361	327
Coal 50	Eureka	848006	4/11/2003	361	328
Coal 51	Eureka	848007	4/11/2003	361	329
Coal 52	Eureka	848008	4/11/2003	361	330
Coal 53	Eureka	848009	4/11/2003	361	331
Coal 54	Eureka	848010	4/11/2003	361	332
Coal 55	Eureka	848011	4/11/2003	361	333
Coal 56	Eureka	848012	4/11/2003	361	334
Coal 57	Eureka	848013	4/11/2003	361	335
Coal 58	Eureka	848014	4/11/2003	361	336
Coal 59	Eureka	848015	4/11/2003	361	337
Coal 60	Eureka	848016	4/12/2003	361	338
Coal 61	Eureka	848017	4/12/2003	361	339
Coal 62	Eureka	848018	4/12/2003	361	340
Coal 63	Eureka	848019	4/12/2003	361	341
Coal 64	Eureka	848020	4/12/2003	361	342

  In order to keep the claims in good standing we must renew the claims each year by paying an annual BLM claim maintenance fee of $125 per claim on or before September 1st of each year and by filing an annual Notice of Intent to Hold to the County, with a fee of $8.50 per claim, on or before November 1st of each year.

  Details of the results of previous exploration are not known. However, general results are available in summary reports describing the exploration programs. There are no known reserves on the Coal Canyon property. The current and proposed programs on the property are exploratory in nature.

  Previous Exploration Results

  The majority of the previous exploration work, including core and reverse circulation drilling, was focused in and around the Grouse Creek fault zone, which falls along the western boundary of our Coal Canyon property. Drilling has tested the Grouse Creek Fault and related alteration along a distance of over 3,000 feet and to depths of over 1,000 feet. A number of intersections with anomalous gold values were encountered in the drilling. Some of the best intervals encountered include 85 feet grading 0.021 opt (ounces per ton) gold and 125 feet grading 0.026 opt gold. A number of other holes returned intervals of greater than 10 feet that assayed greater than 0.03 opt gold. However, to date, none of the drilling has defined a mineralized zone that has the potential to become an economically viable gold deposit.

  There are no known reserves on the Coal Canyon property. The current and proposed programs on the property are exploratory in nature.

  History

  The Coal Canyon property has a long exploration history including work by Homestake Mining Company (early 1970s) and Amselco (1980s) of which little is known, prior to re-staking by Walter Schull in 1985. Following the re-staking effort, the property was leased to the Cordex Mineral Syndicate in 1987. Cordex drilled six rotary holes for 2,480 feet with no significant results. In 1989, American Copper and Nickel Company (ACNC, a subsidiary of Inco) and Fisher Watt Gold Company, drilled 9,710 feet in 22 holes, mainly along the Grouse Creek Fault. Although no ore grades were encountered, anomalous gold values were detected in a number of holes along with related alteration of the country rocks. In 1990, ACNC and Fisher Watt completed some surface exploration, including rock chip sampling, and an additional 9,685 feet of drilling in 22 holes along the northwestern portion of the Grouse Creek Fault, extending the alteration and anomalous gold mineralization.

  In 1996, Great Basin Exploration and Mining completed a deep drill test along the Grouse Creek Fault in the southwestern corner of the claim block, drilling 3,050 feet in 4 holes, to depths of up to 1,490 feet. Although anomalous gold was detected in the one deep hole, including 61 feet that averaged 0.021 opt gold, none of the holes reached the target depth.

  In 1998, Kennecott Exploration Company completed 8,670 feet of reverse circulation drilling in 23 holes as well as limited surface sampling. A Kennecott drill hole encountered one of the better drill intersections on the property of 30 feet grading 0.031 opt gold.

  The majority of this previous exploration work, that includes mainly core and reverse circulation drilling, was focused in and around the Grouse Creek Fault Zone, which falls along the western boundary of our Coal Canyon property, with the drilling occurring both inside and outside the current property boundary. Drilling has tested the Grouse Creek Fault and related alteration along a distance of over 3,000 feet and to depths of over 1,000 feet. A number of intersections with anomalous gold values were encountered in the drilling. Some of the best intervals include 85 feet grading 0.021 opt gold and 125 feet grading 0.026 opt gold. A number of other holes returned intervals of greater than 10 feet that assayed greater than 0.03 opt gold. However, to date, none of the drilling has defined a continuous mineralized zone that has the potential to become an economically viable gold deposit.

  Most of the historical drilling was in shallow holes and, as mentioned, was focused along the western boundary of the property. Recent geological interpretations, combined with deep penetrating geophysical exploration techniques, have suggested the potential for gold mineralization to extend within the favourable rock types and structures through the main part of the property. The current exploration program has confirmed a number of targets that have not yet been tested by drilling.

  Topographical and Physical Environment

  Coal Canyon is in the Rocky Hills 7.5 minute quadrangle of the Simpson Park Mountains. The project is within the Basin and Range province, a major physiographic region of the western United States. The region is typified by north-northeast trending mountain ranges separated by broad, flat alluvium filled valleys. Elevations on the project range from 5,000 feet (minimum) in the valley to 7,500 feet (maximum) on the Twin Peaks summit. The climate is dry with annual precipitation in the 5 to 10 inch (12-25cm) range. Temperatures range from 10o-40o Fahrenheit (-12o to 5o C) in the winter to highs exceeding 90o Fahrenheit (32o C) in the summer. Lower elevation foliage is typified by sagebrush, grasses and greasewood, whereas pinion, juniper and mountain mahogany are more typical of the mountain ranges.

  Local Geology

  The geology of the Coal Creek property includes a window of Lower Plate rocks of the Roberts Mountain Thrust, a specific group of rock formations that correlate with the main host rocks for disseminated gold deposits in northeastern Nevada. On the property, these include the Hanson Creek Formation, consisting of dark, thin-bedded limestone and dolomite. This is overlain by the Roberts Mountain Formation, divided into two parts. The lower part includes yellowish-coloured limestone with a basal chert unit. The upper part consists of calcareous mudstone interbedded with fossiliferous limestone. These are in turn overlain by the Rabbit Hill Formation limestone and McColley Canyon Formation limestone.

  These units are partially covered by younger volcanic rocks, including felsic breccias, lavas and related intrusive dikes of the Fye Canyon Formation and felsic breccias and domes of the Twin Peaks Formation.

  The youngest rocks on the property include younger basalt flows and gravel deposits with young gravels and alluvial fan deposits.

  Current Exploration

  In the summer of 2005 we carried out an exploration program undertaken by a Nevada-based contract geologist and geophysicist. The work included:

    1:2400 scale geological mapping by R. Stoeberl;

    rock sampling;

    a spontaneous potential/resistivity geophysical survey by R. Fox, of Practical Geophysics.

  A number of parallel faults and associated alteration were mapped within the property, as were several structures with coincident alteration. Geophysical surveys included a gradient array resistivity survey (GAR) to measure the resistivity of the rocks, and a spontaneous potential gradient survey (SPG) to measure naturally occurring electrical potential caused by the chemical weathering of metallic minerals. The surveys were carried out over an area of approximately 1.75 by 1.75 miles. GAR is a well-established method for detecting and delineating alteration zones, in particular silicification, which is usually highly resistive, as well as high angle fault zones, which are often conducive. Effective search depth is 1,000 feet. SPG, on the other hand, detects oxidizing and vertically extensive metallic or sulphide mineralization.

  The resistivity data suggests that the surveyed area may contain several volcanic vents where low resistivity anomalies are associated with silicified volcanics. SPG data indicate that these possible vent features do not appear to be mineralized by significant concentrations of metallic sulphide minerals, but in a few places their margins are SPG anomalous, possibly indicating the presence of disseminated sulphide mineralization.

  Work still in progress includes integration of results from our rock sampling and geochemical analysis program and mercury soil gas survey, where soils are analyzed for high concentrations of the volatile element, mercury, which is often associated with gold mineralization. These results will be integrated with those of our other 2005 work programs described above, to provide final drill targeting information for the 2006 field program. Exploration efforts at Coal Canyon have identified evidence for the existence of a gold bearing hydrothermal system on our property. The property presents strong encouragement for geologic and conceptual targets.

  The cost of the work was approximately $56,500 and the work resulted in the Company identifying a number of drill targets, which we intend to test by drilling during 2006.

  Why the Property was Chosen

  The area covered by the property has undergone intermittent periods of exploration work from the early 1970s to the present. Previous operators completed 39,200 feet of diamond drilling in 81 holes. Although no potential ore grade mineralization was identified by this work, anomalous gold mineralization and related alteration were encountered at a number of sites, indicating the potential for discovery of a significant gold deposit on the property.

  This historical exploration work, combined with the current exploration efforts on the property, has identified a gold-bearing hydrothermal system. The property presents strong encouragement for geologic and conceptual targets analogous to gold mineralization at other gold deposits in north-eastern Nevada, such as Pipeline, Cortez Hills, and Horse Canyon.

  Our Proposed Exploration Program

  The combined compilation of previous geological exploration work on the property and adjacent properties plus the results of our 2005 exploration program have identified certain targets that we intend to drill test during 2006 and, possibly beyond.

  In particular, our geological mapping has identified a number of structures or ancient fault zones that could have provided conduits for mineral-bearing hydrothermal fluids. The geological survey also identified favourable rock units that typically host gold mineralization in this part of Nevada. Key target areas occur where structures and favourable rock types intersect. The mapping also defined a number of areas of hydrothermal alteration along these structures, further refining target areas. The geochemical surveys, both rock and soil, identify areas that have been enriched in gold and more volatile elements, such as arsenic and mercury, that are often associated with gold. Geophysical surveys are designed to examine the physical and electrical properties of the rocks below surface, to depths of up to 1,000 feet. In particular, the GAR survey identifies areas of highly resistive rocks, often caused by silicification that is sometimes associated with gold mineralization. The SPG survey identifies areas along the major structures that might contain pyrite, the metallic iron sulphide (FeS2) mineral, also known as fool's gold, that is also often associated with gold. The more of these targeting tools that provide coincident anomalies in support of a target, the higher the priority that target will have.

  The four key target areas are defined by favorable stratigraphy and structural settings for bulk tonnage, disseminated gold mineralization or for high grade, structurally controlled gold mineralization, and further supported by geophysics and geochemistry, are as follows:

    The favorable carbonate section along trend of hydrothermally-altered north-easterly oriented faults exposed in the east-central portion of the property. Alteration may represent leakage from a large gold mineralized zone in the lower Wenban and/or upper Roberts Mountains Formations, at depth. These structures project into a high resistivity area partially covered by younger volcanic rocks.

    The mineralized Grouse Creek Fault and parallel structures where they intersect cross-cutting north-easterly trending faults.

    In the east-central map area, drilling should target the line of intersection between north-westerly and north-easterly oriented faults where it intersects favorable lower Wenban and the upper Roberts Mountains Formations rocks. This drilling will also be testing the axis of the inferred syncline. On the eastern side of the property, drilling should target these faults in Lower Plate carbonate, beneath younger basalt flows.

    Northeast trending faults with silicified breccias crop out in the central and eastern portion of the property. In this area, favorable carbonate rocks are mostly covered by younger, felsic lava flows. Where exposed, these structures cut the Wenban, Roberts Mountains and Hanson Creek Formations. Drilling is recommended to test favorable carbonate rocks and northeast trending structure beneath the volcanic flows.

  Our recommended exploration program is in two phases, Phase I and Phase II, with the implementation of Phase II being contingent on positive results being obtained from the Phase I program.

  We must conduct exploration to determine whether any minerals are found that can be economically extracted and profitably processed. Our exploration program is designed to economically explore and evaluate the Coal Canyon property. We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

  Our President, Dr. Gerald Carlson, is a Professional Engineer in British Columbia (Member # 12513) and a qualified geologist who will supervise our exploration program. If and as needed as our exploration program unfolds, we will hire additional consulting geologists if we deem it to be necessary. Upon completion of each phase of the program, Dr. Carlson will analyze the results in the form of a geological report that will contain recommendations for either continued exploration of the property or abandonment of the claim. These recommendations will be based on Dr. Carlson's assessment of the potential of the property to host an economic mineral deposit based on results from exploration performed on the property.

  As noted above in the "Current Exploration" section, we have already completed preliminary exploration consisting of geological mapping, geophysics and sampling. We intend to proceed with the following phases of exploration:

  The Phase I program will unfold during 2006. It is expected to cost up to $130,000, will involve carrying out 3,000 feet of reverse circulation drilling and it will require about one month to complete. This early drill program will test the three highest priority target areas and will provide additional sub-surface data that will provide more solid evidence as to the potential for the occurrence of gold mineralization at depth. This data will be very useful in designing a more exhaustive, subsequent drilling program. Although there is no assurance that it can be achieved, the primary objective of this program is to intersect gold mineralization in a mineral deposit of sufficient dimensions and grade or richness that could ultimately be extracted at a profit. This program will also serve to fulfill our contractual work commitments with respect to the property agreements with our property partner Miranda for the 2006 season. We currently have sufficient funds to complete the Phase I program during 2006.

  A Phase II program would be initiated likely in 2007 to follow up on potentially positive results obtained from the Phase I drilling program. As the scope, and even the existence of the Phase II program would be determined in large part by the results of the Phase I program, it is not possible at this time to say with certainty what the Phase II program would entail. At this point our best estimate is that it would be comprised of approximately 12,500 feet of reverse circulation drilling and sampling, with an estimated budget of $345,000 and could require up to three months to plan and complete. This proposed Phase II program could be conducted during 2007 or not at all.

  We do not currently have sufficient funds in our treasury to complete the intended Phase II program. We would have to raise additional funds to complete the Phase II program and if we are unable to raise those funds, the Phase II program may not occur.

  We are required to apply for and receive a permit for both Phase 1 and for Phase 2 drilling exploration programs. If we were unable to obtain or were delayed in obtaining the permits on time, then our intended exploration programs could be delayed, although we do not believe we will be unable to obtain or be delayed in obtaining the required permits.

  If we find mineralized materials, we intend to develop the reserves ourselves, and/or bring in other interested parties or partners. We plan to raise more money through private placements, public offerings or by bringing in other partners. The costs to develop any reserves are likely to be substantial and we may not raise enough money to cover these costs."

  Competitive Factors

  The gold mining industry includes companies of all sizes, from the large production and exploration companies to the smallest companies. We compete with other exploration companies looking for gold. We are one of the smallest exploration companies in existence. We are a very small participant in the gold mining exploration business.

  Regulations

  Our mineral exploration program is subject to the U.S. Department of Interior, Bureau of Land Management ("BLM") regulation, under the Federal Land Policy and Management Act of 1976. The BLM sets forth rules for locating claims, working claims and reporting work performed on the mineral claims. We must make a payment of $125 on each claim on or before August 31st in each year we hold or have an interest in the claim.

  Phases I and II of our exploration program require a permit from the BLM. We will also require a permit under the laws of Nevada from the Division of Environmental Protection ("DEP") of the State Department of Conservation and Natural Resources.

  If there is to be disturbance to the surface of the land, the BLM may require a reclamation bond, which bond will be in an amount estimated by us to remedy surface disturbances caused by our exploration. We do not expect the amount of the bond to exceed $30,000, which we would put up in cash. Upon completing reclamation to the satisfaction of the BLM following our exploration program, we will be repaid the amount of the bond.

  We must comply with these laws to operate our business. Compliance with these laws, rules and regulations will not adversely affect our operation.

  We are also required to give a written notice to the BLM office prior to the commencement of exploration activities.

  We are required to reclaim our mining claim after we have completed our exploration program. We must remove any garbage, drums of fuel, clean any spills and remedy any surface disturbances.

  If our exploration program is successful and we decide to commence mineral production, we are required to submit a mining plan to the BLM that is based on our environmental impact study and our feasibility study.

  Upon the receipt of the mining permit from the BLM, we would then commence mineral production.

  Environmental Law

  The Coal Canyon property is not subject to any known environmental liabilities and there are no known occurrences of special status species within the property. We are subject to BLM regulations and must file a notice with the BLM office prior to conducting any exploration activities or remedial reclamation. A reclamation bond must be posted with the BLM for the reclamation of any surface disturbances. At this time, as we have not conducted any exploration work that involves surface disturbances, we have not yet been required to post a reclamation bond.

  We will secure all necessary permits for exploration and if mining is warranted on the property, we will file final plans of operation and secure all necessary permits before we start any mining operations. If we abandon the property, all holes, pits and shafts will be sealed, upon abandonment. It is difficult to estimate the full cost of compliance with the environmental laws, since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what will be involved, from an environmental standpoint.

  We are in compliance with BLM regulations and will continue to comply in the future. We believe that compliance with BLM regulations will not adversely affect our business operations in the future.

  Employment Agreements

  Initially, we intend to use the services of sub-contractors for manual labour exploration work and drilling on our properties. Our only technical employee will be Dr. Carlson, our President and a Director.

  We entered into a consulting agreement with Dr. Gerald G. Carlson's company, KGE Management Ltd. on March 1, 2005. Under this agreement, Dr. Carlson will provide geological and corporate administration consulting services to the Company, such duties and responsibilities to include the provision of geological consulting services, strategic corporate and financial planning, management of the overall business operations of the Company, and the supervision of office staff and exploration and mining consultants. Dr. Carlson, through KGE Management Ltd., was reimbursed at the rate of $2,000 per month. We may terminate this agreement without prior notice based on a number of conditions. Dr. Carlson or KGE Management Ltd. may terminate the agreement at any time by giving 30 days written notice of their intention to do so.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
  AND PLAN OF OPERATIONS

  We are a start-up exploration-stage company, and have not yet generated or realized any revenues from our business operations. We are not a blank check company and have no intention of acting as a blank check company as that term is defined under Rule 419 of Regulation C under the Rules of the Securities Act of 1933. We have acquired the right to explore the mineral property containing 64 claims, situated in Eureka County, Nevada. Our detailed business plan is discussed herein. (Please see "Business" and the information provided below.)

  Most of our overhead expenses for the period ending November 30, 2005 are for accounting and legal expenses. Our entire loss for the period of $215,499 includes $128,495 spent on exploration and property costs. We are pleased with our financial results, including our ability to raise private capital that has allowed us to fund this year's exploration program and remain in good standing on our optioned Coal Canyon exploration property.

  Up until November 30, 2005, we have spent approximately $75,097 conducting our exploration program. The results of this early phase exploration support our intent to continue our exploration programs into 2006 and beyond with one or more drilling programs, described above. Our expenditures during the 2005 field program met the minimum expenditures required to retain in good standing our option on the Coal Canyon property.

  Because of increased activity, we expect our overhead, exploration and property costs to rise for the period ending August 31, 2006. Exploration expenditures during the 2006 field program have a preliminary budget of not more than $130,000. The proposed Phase 1 program, scheduled to take place during the second or third quarter of 2006, will entail the drilling of approximately 10 reverse circulation drill holes, for a total of 3,000 feet. The program will take roughly one month to complete. Property payments for all of 2006 total $31,250. Claim maintenance costs of $125 per claim to BLM and $8.50 per claim to the county, are a total of $8,544 per year. Operational overhead for all of 2006 should be less than $60,000. We currently have sufficient funds to conduct our planned 2006 exploration program, make scheduled property payments, and operate our company for the next 12 months.

  Should the results of the Phase 1 program be successful, a Phase 2 program of approximately 12,500 feet of drilling has been tentatively budgeted at $345,000. This program would be carried out in 2007. We do not currently have sufficient cash to fund intended corporate and exploration activities in the period beyond 12 months, but will attempt to raise those funds during 2006 in preparation for the 2007 activity.

  Purchase or Sale of Equipment

  At this time we do not expect to purchase or sell any plant or significant equipment.

  Results of Operations

  Our company was formed in November 2004. We acquired our mining interest located in the Cortez Hills trend of Nevada and have commenced exploration on this property. By the Spring of 2005 we had raised funds in the amount of $443,100 through private placements. During 2005 we conducted exploration activities on the Nevada property, which have produced sufficiently encouraging results to justify additional exploration work going forward. We presently intend to continue our exploration and possible development of our Nevada property.

  Liquidity and Capital Resources

  At November 30, 2005, we had $280,051 in cash. We anticipate that our total operating expenses will be between $230,000 and $300,000 for the next twelve months. In the opinion of our management, available funds should satisfy our working capital requirements up to December 31, 2006. We do not need to raise additional capital in the next 12 months either for operational expenses, or to maintain our Nevada claims in good standing. As of November 30, 2005 our total assets were $307,780 and our total liabilities were $42,679.

  PROPERTY

  Golden Aria uses office space located at suite 500 - 625 Howe Street, Vancouver, British Columbia V6C 2T6, which facilities are rented to us by Copper Ridge Explorations Inc. for $500 per month, on a month-to-month basis.

  MANAGEMENT

  Directors and Executive Officers of Golden Aria

  All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

  Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Gerald Carlson	Director and President	59	Director and President since March 2005
Diane Rees	Director, Chief Financial Officer, Secretary and Treasurer	49	Director, Chief Financial Officer, Secretary and Treasurer since November 2004
Chris Bunka	Chairman and Chief Executive Officer	45	Director, since November 2004

  Conflicts of Interest

  Some of the directors and officers of the Company are or may become directors or officers of other similar companies engaged in mineral exploration. In this regard, properties may be offered to both us and these other companies, which could result in our director or officer having a conflict of interest. In order to avoid the possible conflict of interest which may arise between the directors' duties to the Company and their duties to the other companies on whose boards they serve, the directors and officers of the Company have agreed to the following:

  the potential conflict of interest would be declared and the director or officer would abstain from voting on any matter in which he/she has a potential conflict.

  participation in other business ventures offered to the directors will be allocated between the various companies and on the basis of prudent business judgment and the relative financial abilities and needs of the companies to participate;

  no commissions or other extraordinary consideration will be paid to such directors and officers; and

  business opportunities formulated by or through other companies in which the directors and officers are involved will not be offered to the Company except on the same or better terms than the basis on which they are offered to third party participants.

  Business Experience

  The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

  Gerald Carlson, Director and President

  Dr. Carlson has served as our President and as one of our directors since March 2005. Dr. Carlson has devoted approximately 15% of his professional time to our business and intends to continue to devote this amount of time in the future, or more if required by corporate events.

  From March 1999 to present, Dr. Carlson has been the President and Co-Founder of Copper Ridge Explorations Inc., a publicly listed company located in Vancouver, British Columbia and a junior explorer with exploration projects in Alaska, Yukon, British Columbia and Mexico, currently focused on iron oxide copper-gold targets in the Yukon.

  From February 1999 to present Dr. Carlson has been Chairman of IMA Exploration Inc., a publicly listed junior exploration company headquartered in Vancouver, British Columbia with active exploration projects in Argentina and Peru, currently developing the new Navidad silver discovery in Argentina.

  From February 2000 to October 2004, Dr. Carlson was the President of Nevada Star Resource Corp., a publicly listed company located in Vancouver, British Columbia, exploring for nickel-copper-PGEs (platinum group metals) in Alaska.

  Dr. Carlson received his PhD. through Dartmouth College in 1978, his M.Sc. from Michigan Technological University in 1974, and a BSc. from the University of Toronto, majoring in Geological Engineering in 1969.

  Diane Rees, Director, Secretary Treasurer and Chief Financial Officer

  Ms. Rees has served as our Secretary Treasurer and one of our directors since November 2004. Ms. Rees has devoted approximately 5% of her professional time to our business and intends to continue to devote this amount of time in the future or more as required.

  From 1997 to present she has been a project co-ordinator at Karmel Capital Corporation, a private company located in Vancouver, British Columbia. Ms. Rees took the Canadian Securities Course in 1985, accounting, data processing, law, economics and business math courses at the University of British Columbia and via correspondence from 1979 to 1981, and business finance, management in industry and principals of supervision courses at the B.C. Institute of Technology from 1982 to 1984.

  Chris Bunka, Chairman of the Board and Chief Executive Officer

  Mr. Bunka has served as one of our directors since November 2004. Mr. Bunka has devoted approximately 15% of his professional time to our business and intends to continue to devote this amount of time in the future, or more as required.

  Since 1988 Mr. Bunka has been CEO of CAB Financial Services Ltd., a private holding company located in Kelowna, Canada. He is a venture capitalist and corporate consultant. He is also a business commentator and has provided business updates to Vancouver radio station CKWX from 1998 to present. He has also written business and investment articles published in various North American publications.

  From 1999 to 2002, Mr. Bunka was President and CEO of Secure Enterprise Solutions (symbol SETP-OTC) (formerly Newsgurus.com, symbol NGUR-OTC). The company subsequently changed its name to Edgetech Services and trades on the OTC with the symbol EDGH. Newsgurus.com was a web-based media company. Secure Enterprise Solutions moved into Internet-based computer security products and services and was subsequently purchased by Edgetech Services.

  Committees of the Board

  We do not have an audit or compensation committee at this time.

  Family Relationships

  There are no family relationships between any director or executive officer.

  EXECUTIVE COMPENSATION

  The following table summarizes the compensation of our President (Principal Executive Officer) and other officers and directors who received annual compensation in excess of $100,000 during the period from November 24, 2004 (incorporation) to November 30, 2005.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Gerald Carlson(1) Director, President (Principal Executive Officer)	2005	$Nil	Nil	$18,183[1]	Nil	Nil	Nil	Nil
Diane Rees Director, Chief Financial Officer, Secretary and Treasurer	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Chris Bunka Chairman, Chief Executive Officer	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil

  (1) Dr. Carlson received, through his holding company KGE Management Ltd., $18,183, including $887 for travel expenses for the period from March 1, 2005 to November 30, 2005 pursuant to a consulting agreement dated March 1, 2005. We have entered into a consulting agreement with our President, Gerald Carlson, through his consulting company KGE Management Ltd. We have not entered into any other employment or consulting agreements with our other directors or executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future, but no such options have been issued at this time. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

  Directors Compensation

  We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the period ended November 30, 2005.

  We have no formal plan for compensating our directors for their service in their capacity as directors. In the future we may grant to our directors options to purchase shares of common stock as determined by our Board of Directors or a compensation committee, which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Golden Aria other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

  DISCLOSURE OF SEC POSITION OF
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Golden Aria, to indemnify its directors and officers under certain circumstances.

  Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Golden Aria or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

  Our Bylaws provide that no officer or director shall be personally liable for any obligations of Golden Aria or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Golden Aria. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Golden Aria under Nevada law or otherwise, Golden Aria has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT

  Principal Stockholders

  The following table sets forth, as of November 30, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Piranha Investment Corporation(2), Panama City, Panama	1,300,000 common shares	9.69%
Gerald Carlson Vancouver, BC, Canada	600,000 common shares	4.47%
Diane Rees Vancouver, BC, Canada	50,000 common shares	0.37%
Chris Bunka Kelowna, BC, Canada	500,000 common shares	3.73%
Directors and Executive Officers as a Group	1,150,000 common shares	8.57%

  (1) Based on 13,410,000 shares of common stock issued and outstanding as of November 30, 2005. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

  (2) Beneficially owned as to 91% by Julio Antonio Quijano Berby; 5% by Patrick Abrahma & 4% by Angela Varela.

  Changes in Control

  We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Golden Aria.

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest. In future, should there be a related party transaction, we would be governed by procedures as set out under "Conflict of Interest" and any such transactions would be on terms at least as favourable to the company as would be available from unrelated parties.

  PLAN OF DISTRIBUTION

  The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. We cannot give any assurance that the shares offered will have a market value, nor that they can be resold at the offered price if and when an active secondary market might develop. Further, a public market for our securities may not be sustained even if developed. The price of our common stock is $0.15 per share. If a market maker files an application on our behalf to make a market on the OTC Bulletin Board for our common stock, the price will be at prevailing market prices or at privately negotiated prices. Quotation on the OTC Bulletin Board will provide liquidity for the registered shareholders.

  The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

  (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  (b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

  (c) an exchange distribution in accordance with the rules of the exchange;

  (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  (e) privately negotiated transactions;

  (f) a combination of any aforementioned methods of sale; and

  (g) any other method permitted pursuant to applicable law.

  In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

  The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act, which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

  If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also file the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

  We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, also Regulation M. All of the foregoing may affect the marketability of the common stock.

  All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

  Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

  (1) adequate current public information with respect to the issuer must be available;

  (2) restricted securities must meet a one-year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer;

  (3) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through a automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

  (4) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

  (5) If the amount of securities to be sold pursuant to Rule 144 during any three-month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

  The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate.

  Transfer Agent and Registrar

  We have appointed Nevada Agency & Trust Company of Reno, Nevada as our stock transfer agent and registrar for our securities.

  SELLING STOCKHOLDERS

  All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers.

  The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

  The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of November 30, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders. Other than as disclosed herein, none of the selling stockholders holds any position, office or other material relationship with the Company or its affiliates.
Name of Selling Stockholder and Position, Office or Material Relationship with Golden Aria	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued & Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) & Percent of Total Issued and Outstanding
				# of Shares	% of Class
Cody Bateman	650,000	4.85%	487,500	162,500	1.21%
Ryan Bateman	650,000	4.85%	487,500	162,500	1.21%
Kevin Bell	650,000	4.85%	487,500	162,500	1.21%
Robert Bishop	100,000	0.75%	75,000	25,000	0.19%
Ted Blackmore	650,000	4.85%	487,500	162,500	1.21%
Bridge Mining Ltd. (2)	100,000	0.75%	75,000	25,000	0.19%
Garth Braun	500,000	3.73%	375,000	125,000	0.93%
Katrin Braun	500,000	3.73%	375,000	125,000	0.93%
Morgan Bunka, brother of director & officer, Chris Bunka	175,000	1.30%	131,250	43,750	0.33%
Ian Cathery	100,000	0.75%	75,000	25,000	0.19%
Gloria Czegledi	2,500	0.02%	1,875	625	0.00%
Chris Dougans, brother-in-law of director & officer, Chris Bunka	120,000	0.89%	90,000	30,000	0.22%

Gillian Dougans, spouse of director & officer, Chris Bunka	500,000	3.73%	375,000	125,000	0.93%
Irene Dougans, mother-in-law of director & officer, Chris Bunka	2,500	0.02%	1,875	625	0.00%
Valerie Dougans, sister-in-law of director & officer, Chris Bunka	2,500	0.02%	1,875	625	0.00%
Fairwood Ventures Inc.	100,000	0.75%	75,000	25,000	0.19%
Yair Farzan	20,000	0.15%	15,000	5,000	0.04%
Global Publishing Corp(3)	650,000	4.85%	325,000	325,000	2.42%
Herb Herunter	2,500	0.02%	1,875	625	0.00%
Dennis Higgs	300,000	2.24%	225,000	75,000	0.56%
Darcy Higgs	200,000	1.49%	150,000	50,000	0.37%
Doug Jennings	500,000	3.73%	375,000	125,000	0.93%
Gladys Jenks	550,000	4.10%	412,500	137,500	1.03%
Sophia Khan	20,000	0.15%	15,000	5,000	0.04%
Shannon Loeber	150,000	1.12%	112,500	37,500	0.28%
Vance Loeber	500,000	3.73%	375,000	125,000	0.93%
Georgina Martin	50,000	0.37%	37,500	12,500	0.09%
Joe Martin	40,000	0.30%	30,000	10,000	0.07%
Miranda USA Inc.	250,000	1.86%	187,500	62,500	0.47%
Palazar Capital Corporation(4)	650,000	4.85%	325,000	325,000	2.42%
Piranha Investment Corp(5)	1,300,000	9.69%	975,000	325,000	2.42%
Audra Shull	100,000	0.75%	75,000	25,000	0.19%
Sky Point Holdings Limited(6)	650,000	4.85%	325,000	325,000	2.42%
Special Target Group Limited(7)	650,000	4.85%	325,000	325,000	2.42%
Larry Stowell	2,500	0.02%	1,875	625	0.00%
Gloria Taylor	2,500	0.02%	1,875	625	0.00%
Doug Wilson	120,000	0.89%	90,000	30,000	0.22%
Joanne Yan	50,000	0.37%	37,500	12,500	0.09%
Li Ying Yan	100,000	0.75%	75,000	25,000	0.19%
519471 BC Ltd.(8)	100,000	0.75%	75,000	25,000	0.19%
658111 BC Ltd.(9)	500,000	3.73%	375,000	125,000	0.93%
		100.00%	8,545,000	4,865,000	36.28%

  (1) Assumes all of the shares of common stock offered are sold.

  (2) Beneficially owned as to 100% by Ernst Pernet

  (3) Beneficially owned as to 100% by Jaime E. Sanchez

  (4) Beneficially owned as to 100% by Peter Kaufman

  (5) Beneficially owned as to 91% by Julio Antonio Quijano Berby; 5% by Patrick Abraham & 4% by Angela Varela

  (6) Beneficially owned as to 100% by Bangon Khamkotkaew

  (7) Beneficially owned as to 100% by Apiyada Pakakarn

  (8) Beneficially owned as to 100% by Thomas W. Seltzer

  (9) Beneficially owned as to 100% by Leo Shull

  DESCRIPTION OF CAPITAL STOCK

  Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value. As of November 30, 2005, there were 13,410,000 shares of common stock issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

  Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Golden Aria, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

  Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

  LEGAL PROCEEDINGS

  We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or have a material interest adverse to us.

  LEGAL MATTERS

  The validity of the shares of common stock offered by the selling stockholders will be passed upon by the law firm of Fraser and Company LLP, Vancouver, British Columbia.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
  ON ACCOUNTING AND FINANCIAL DISCLOSURE

  We engaged Ernst & Young LLP, Chartered Accountants, to audit our financial statements for the period November 24, 2004 (inception) to August 31, 2005. There has been no change in the accountants and no disagreements with Ernst & Young LLP, Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

  EXPERTS

  Our financial statements for the period from November 24, 2004 (inception) to August 31, 2005 included in this prospectus and registration statement have been audited by Ernst & Young LLP, Chartered Accountants, as set forth in their report accompanying the financial statements and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

  INTEREST OF NAMED EXPERTS AND COUNSEL

  We have entered into a consulting agreement with Dr. Gerry Carlson, our President, Chief Executive Officer and Director, through his company, KGE Management Ltd., wherein he provides us with geological and corporate administration consulting services.

  No other expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

  MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

  Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants to purchase and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock can be sold pursuant to Rule 144 at this time. We are registering 8,545,000 shares of our common stock under the Securities Act for sale by the selling securities holders. There are current forty-four (44) holders of record of our common stock.

  We have not declared any dividend on our common stock since the inception of our company on November 24, 2004. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

  The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

  WHERE YOU CAN FIND MORE INFORMATION

  We are not required to deliver an annual report to our stockholders. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

  You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

  We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Golden Aria, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

  No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Golden Aria Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

  FINANCIAL STATEMENTS

  Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

  The following Financial Statements pertaining to Golden Aria are filed as part of this Prospectus:

  GOLDEN ARIA CORP
  (An exploration stage company)
  Financial Statements
  (Expressed in U.S. Dollars)
  August 31, 2005

  Index

  Report of Independent Registered Public Accounting Firm

  Balance Sheet

  Statement of Stockholders' Equity

  Statement of Operations

  Statement of Cash Flows

  Notes to the Financial Statements

  REPORT OF INDEPENDENT REGISTERED
  PUBLIC ACCOUNTING FIRM

  To the Board of Directors and Stockholders of

  Golden Aria Corp.

  We have audited the accompanying balance sheet of Golden Aria Corp. as at August 31, 2005 and the statements of stockholders' equity, operations and cash flows for the 281 day period from November 24, 2004 (inception) to August 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion in these financial statements based on our audit.

  We conducted our audit in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Golden Aria Corp. as at August 31, 2005 and the results of its operations and its cash flows for the 281 day period then ended in conformity with U.S. generally accepted accounting principles.

  Vancouver, Canada, /s/ Ernst & Young LLP

  December 16, 2005 Chartered Accountants

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Balance Sheet
  August 31, 2005
  (Expressed in U.S. Dollars)

ASSETS
Current
Cash and cash equivalents Deposits		$338,930 1,087

Total current assets		340,017

Mineral properties (Note 3)		1

Total assets		$340,018

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current
Accounts payable		$4,421
Accruals payable		20,000
Due to related party (Note 4)		2,680

Total current liabilities		27,101

STOCKHOLDERS' EQUITY
Share capital
Authorized:
75,000,000 common shares with a par value of $0.001 per share
Issued and outstanding : 13,160,000 common shares		13,160
Stock to be issued 250,000 common shares	(Note 3 (c))	250
Additional paid-in capital		467,190

Deficit accumulated during the exploration stage		(167,683)

Total stockholders' equity		312,917

Total Liabilities and Stockholders' Equity		$340,018

The accompanying notes are an integral part of these financial statements
F-3

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Statement of Stockholders' Equity
  November 24, 2004 (inception) to August 31, 2005
  (Expressed in U.S. Dollars)
	Common stock
	Shares	Amount	Additional paid-in capital		Stock to be Issued		Deficit accumulated during exploration stage	Total Stockholders' Equity

Balance November 24, 2004 (Inception)	-	-	-				-	-

Issuance of common stock for cash	10,935,000	$10,935	$98,415	$		$		$109,350
at $0.01 per share

Issuance of common stock for cash	2,225,000	$2,225	331,525					333,750
at $0.15 per share

Stock to be issued (Note 3(c))	250,000		$37,250		$250			37,500

Comprehensive income (loss):
(Loss) for the period			-				(167,683)	(167,683)

Balance August, 31, 2005	13,410,000	$13,160	$467,190		$250		$(167,683)	$312,917

The accompanying notes are an integral part of these financial statements

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Statement of Operations
  November 24, 2004 (inception) to August 31, 2005
  (Expressed in U.S. Dollars)

Expenses
Accounting and auditing	$23,000
Bank charges and exchange loss	63
Consulting	9,046
Legal	20,208
Exploration costs and option payment	110,790
Fees and dues	3,605
Office and miscellaneous	84
Travel	887

Loss for the period	$(167,683)

Loss per share
- basic and diluted	$(0.02)

Weighted average number of
common shares outstanding
- basic and diluted	10,500,765

The accompanying notes are an integral part of these financial statements

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Statement of Cash Flows
  November 24, 2004 (inception) to August 31, 2005
  (Expressed in U.S. Dollars)

Cash flows used in operating activities
Loss for the period	$(167,683)

Changes to reconcile loss to loss to cash
Stock to be issued for mineral resource property	37,500
Adjusted cash flows used in operating activities	(130,183)

Changes in non cash working capital
Deposits	(1,087)
Accounts payable	4,421
Accrued payables	20,000
Due to related party	2,680
(104,169)
Cash flows used in investing activities
Mineral resource property acquisition	(1)

Cash flows from financing activities
Proceeds from issuance of common stock	443,100

Net increase in cash and cash equivalents	338,930
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$338,930

The accompanying notes are an integral part of these financial statements

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  August 31, 2005
  (Expressed in U.S. Dollars)

  1. Incorporation

  The Company was formed of November 24, 2004 under the laws of the State of Nevada and commenced operations on November 24, 2004. The Company is an exploration stage company engaged in the acquisition and exploration of mineral properties. The Company has not yet determined whether these properties contain reserves that are economically recoverable. The Company has an office in Vancouver, B.C., Canada.

  2. Significant Accounting Policies

  (a) Principles of Accounting

  These financials statements are stated in U.S, dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

  (b) Cash and Cash Equivalents

  Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As of August 31, 2005, cash and cash equivalents consist of cash only.

  (c) Mineral Properties and Exploration Expenses

  Exploration costs are charged to operations as incurred until such time that proven reserves are discovered. From that time forward, the Company will capitalize all costs to the extent that future cash flow from mineral reserves equals or exceeds the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production. As at August 31, 2005, the Company did not have proven reserves.

  Cost of initial acquisition of mineral rights and concessions are reflected at the Company's proportionate interest in such activities and are expensed if the Company has no mineral reserves.

  Exploration activities conducted jointly with others are reflected at the Company's proportionate interest in such activities and are expensed if the Company has no mineral reserve.

  Costs related to future retirement obligations associated with the Company's mineral properties are accounted for a described in note 2 (j).

  (d) Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  August 31, 2005
  (Expressed in U.S. Dollars)

  (e) Loss Per Share

  Loss per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No.128 "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities

  (f) Foreign Currency Translations

  The Company's operations are located in the in United States of America and it has an office in Canada. The Company maintains its accounting records in U.S. Dollars, as follows:

  At the transaction date, each asset, liability, revenue and expense that was acquired or incurred in a foreign currency is translated into U.S. dollars by the using of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated at the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

  (g) Fair Value of Financial Instruments

  Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and cash equivalents, deposits, accounts payable, accrued liabilities and due to related parties. Fair values were assumed to approximate carrying values for these financial instruments, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The Company may operate outside the United States of America and thus may have significant exposure to foreign currency risk in the future due to the fluctuation of the currency in which the Company operates and the U.S. dollars.

  (h) Income Taxes

  The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  August 31, 2005
  (Expressed in U.S. Dollars)

  (i) Long-Lived Assets Impairment

  Long-term assets of the Company are reviewed for impairment when circumstances indicate the carrying value may not be recoverable in accordance with the guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the impairment or Disposal of Long-Lived Assets. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to is fair value, Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

  (j) Asset Retirement Obligations

  The Company recognizes a liability for future retirement obligations associated with the Company's mineral properties. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted rate. This liability is capitalized as part of the cost of the related asset and amortized over its productive life. The liability accretes until the Company settles the obligation. As of August 31, 2005, the Company had no asset retirement obligation.

  (k) Comprehensive Income

  The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity. Comprehensive income comprises equity except those transactions resulting from investments by owners and distributions to owners.

  The Company has no elements of "other comprehensive income" for the period ended August 31, 2005.

  New Accounting Pronouncements

  In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29". SFAS No. 153 eliminates the exception from the fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement does not impact the Company's financial statements. The Company plans to adopt SFAS 153 effective September 1, 2005.

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  August 31, 2005
  (Expressed in U.S. Dollars)

  In December 2004, The FASB issued SFAS No. 123(R), "Share-Based payment." The revised statement eliminates the ability to account for share-based compensation transactions using APB No. 25. This statement instead requires that all share-based payments to employees be recognized as compensation expense in the statement of operations based on their fair value over the applicable vesting period. The provisions of this statement are effective for fiscal years beginning after December 15, 2005. The Company plans to adopt SFAF 123(R) effective September 1, 2006. The adoption of this new accounting pronouncement will not have an impact on the Company's financial statement.

  On March 30, 2005, the FASB ratified the consensus of the Emerging Issues Task Force ("EITF") of the FASB Issue 04-6 that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. This consensus is effective for the first reporting period in fiscal years beginning after December 15, 2005, with early adoption permitted. The Company plans to adopt the consensus effective September, 1, 2006. The adoption of this new accounting pronouncement will not have an impact on the Company's financial statement.

  3. Mineral Properties

  As of April 6, 2005, the Company entered into an Exploration Agreement with an Option to Joint Venture (the "Agreement") with Miranda U.S.A. Inc. ("Miranda") for the company to acquire an undivided 60% interest in a mineral lease containing the mineral claims Coal #1 to Coal #64 (BLM-NMC number 847957 to 848020) located in the Coal Canyon, Cortez Area, Eureka County, Nevada United States of America. Miranda's interest in the property is held by way of a 20 year mining lease dated May 27, 2004 from Nevada North Resources (U.S.A.) Inc.

  The expenditures required to acquire the 60% are as follows:

  (a) Exploration Expenditures

  Expending $1,000,000 in Exploration Expenditures on the property within a period of 4 years from the effective date April 6, 2005. The first year is considered from April 6, 2005 to December 31, 2005. Thereafter, the second through the fourth years of the Agreement shall correspond to calendar years. Minimum expenditures for each year shall be as follows:

  By December 31, 2005(Completed) $ 50,000
  By December 31, 2006                 $ 100,000
  By December 31, 2007                 $ 300,000
  By December 31, 2008                 $ 550,000

                                                                                                                                  $ 1,000,000

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  August 31, 2005
  (Expressed in U.S. Dollars)

  The Company has the right to terminate the Agreement at any time without penalty, and without any obligation to make any future expenditures, that would have been required under the Agreement.

  As of August 31, 2005, the Company had commenced exploration work on the property and Exploration Expenditures in the amount of $55,791 had been incurred. Subsequent to August 31, 2005 further expenditures were made that meet the expenditure requirement for December 31, 2005.

  (b) Cash Payments

  Cash payments to maintain the Company's interest in the property each year totaling $200,000 are required to be paid as follows:

  April 6, 2005 (paid)        $ 15,000
  March 25, 2006             $ 25,000
  March 25, 2007             $ 25,000
  March 25, 2008             $ 35,000
  March 25, 2009            $ 100,000

                                                                                                                     $ 200,000

  As noted above, the company has the right to terminate the Agreement at any time without penalty.

  (c) Issuance of Stock

  On execution of the agreement the Company was to issue 250,000 restricted shares from its treasury to the vendor. The restricted shares were issued September 29, 2005.

  (d) Lease Payments

  The Company agreed to assume and discharge all obligations set forth in the Nevada North Lease, including but not limited to, payment of the following advanced minimum royalties to Nevada North Resources:

  May 27, 2005 (paid)         $ 6,250
  May 27, 2006                  $ 6,250
  May 27, 2007                $ 10,000
  May 27, 2008                $ 10,000
                                      $ 32,500

  4. Related party transactions

  In the fiscal period ended August 31, 2005, the Company incurred $9,046 of consulting fees to a company controlled by an officer of the Company. At August 31, 2005, the Company owed $1,830 to that company. An additional $850 was owed to a director of the Company for an expense reimbursement. The related party transactions are recorded at the exchange amount established and agreed to between the related parties.

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  August 31, 2005
  (Expressed in U.S. Dollars)

  5. Segmented Information

  The Company's business is considered as operating in one segment (North America) based upon the Company's organizational structure, the way in which the operation is managed and evaluated, the availability of separate financial results and materiality considerations. The Company's assets by geographical location are as follows:

Assets by geographical location	2005
Canada	$340,017
United States	1
Total	$340,018

  6. Income Taxes

  Tax Expense

  The Company's provision for income taxes comprise of the following:

  Current Tax Provision         $ -
  Deferred Tax Provision        $ -
  Tax Expense                     $ -

  Rate Reconciliation

  Income taxes vary from the amount that would be computed by applying the statutory federal income tax rate of 35% for the following reasons:

  U.S. Federal Statutory Rate         $ (58,689)
  Change in Valuation Allowance     $  58,689
  Tax Expenses                                     $ -

  The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

  Deferred Tax Assets:

  Net Operating Loss Carryforward     $ 21,252
  Mineral Property Basis                   $ 29,528
  Mining Exploration Costs                $   2,221
  Advanced Royalties                        $   2,188
  Accruals                                        $   3,500
                                                       $ 58,689
  Valuation Allowance                        $(58,689)

                                                                                                                                                 $ -

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  August 31, 2005
  (Expressed in U.S. Dollars)

  As of August 31, 2005, the Company has estimated net operating losses carryforward for tax purposes of $60,719 that will expire starting 2025. This amount may be applied against future federal taxable income. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgment about the reliability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income

  The potential income tax benefits relating to the deferred tax assets have not been recognized in the financial statements as their realization did not meet the requirements of "more likely than not" under the liability method of tax allocation. Accordingly, no deferred tax assets have been recognized as at August 31, 2005.

  PART 1 - FINANCIAL INFORMATION

  Item 1. Financial Statements

  The accompanying un-audited interim financial statements have been prepared in accordance with the instructions to Form 10-QSB and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' deficit in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the three months ended November 30, 2005 are not necessarily indicative of the results that can be expected for the year ending August 31, 2006.

  GOLDEN ARIA CORP

  (An exploration stage company)

  INTERIM FINANCIAL STATEMENTS

  NOVEMBER 30, 2005

  (Unaudited)

  (Expressed in U.S. Dollars)

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Balance Sheets
  (Unaudited)
  (Expressed in U.S. Dollars)

	November 30, 2005		August 31, 2005
ASSETS
Current
Cash and cash equivalents	$280,051		$338,930
Receivables	27,728		-
Deposit	-		1,087

Total current assets	307,779

Mineral properties (Note 3)	1		1

Total assets	$307,780	$

LIABILITIES AND STOCKHOLDERS'EQUITY
LIABILITIES
Current
Accounts payable	$1,805		$4,421
Accrued liabilities	36,054		20,000
Due to related party (Note 4)	4,820		2,680
Total current liabilities	42,679

STOCKHOLDERS' EQUITY
Share capital
Authorized:
75,000,000 common shares with a par value of $0.001 per share

Issued and outstanding: 13,410,000 common shares (August 31, 2005 - 13,160,000 common shares)	13,410		13,160
Stock to be issued Nil (August 31, 2005 - 250,000 common shares (Note 3 )	-		250
Additional paid-in capital	467,190		467,190
Deficit accumulated during the exploration stage	(215,499)		(167,683)
Total stockholders' equity	265,101
Total Liabilities and Stockholders' Equity	$307,780	$

The accompanying notes are an integral part of these financial statements

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Statements of Stockholders' Equity
  November 24, 2004 (inception) to November 30, 2005
  (Unaudited)
  (Expressed in U.S. Dollars)

	Common stock
	Shares	Amount	Additional paid-in capital	Stock to be Issued	Deficit accumulated during exploration stage	Total Stockholders' Equity

Balance November 24, 2004 (Inception)	-	-	-	-	-	-

Issuance of common stock for cash	10,935,000	$10,935	$98,415	$-	$-	$109,350
at $0.01 per share

Issuance of common stock for cash	2,225,000	$2,225	331,525	-	-	333,750
at $0.15 per share

Stock to be issued (Note 3(c))	250,000	$-	37,250	$250	-	37,500

Comprehensive loss:
Loss for the period					(167,683)	(167,683)

Balance August 31, 2005	13,410,000	$13,160	$467,190	$250	$(167,683)	$312,917

Issuance of common stock previously to be issued	-	250	-	(250)	-	-

Net loss for the period					(47,816)	(47,816)

Balance November 30, 2005	13,410,000	13,410	$467,190	$-	$(215,499)	$265,101

The accompanying notes are an integral part of these financial statements

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Statements of Operations
  (Unaudited)
  (Expressed in U.S. Dollars)
	Three Months Ended November 30	From Inception November 24, 2004 to November 30		Cumulative from Inception November 24, 2004 to November 30
	2005	2004		2005
Expenses
Accounting and auditing	14,000	-		37,000
Bank charges and exchange loss	50	-		113
Consulting	8250	-		17,296
Exploration costs and option payment	17,706	-		128,495
Fees and dues	-	-		3,605
Legal	6,155	850		26,363
Office and miscellaneous	50	-		135
Rent	1,605	-		1,605
Travel	-	-		887

Net Loss for the period	$(47,816)	$(850)	$

Loss per share
- basic and diluted	$(0.01)	$(0.00)		(0.04)

Weighted average number of common shares outstanding
- basic and diluted	13,333,077	1,000,000		5,461,590

The accompanying notes are an integral part of these financial statements

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Statements of Cash Flows
  (Unaudited)
  (Expressed in U.S. Dollars)
	Three Months Ended November 30	From Inception November 24, 2004 to November 30	Cumulative from Inception November 24, 2004 to November 30
	2005	2004	2005

Cash flows used in operating activities
Loss for the period	$(47,816)	$(850)	$(215,499)

Changes in non cash working capital
Deposit	1,087	-	-
Accounts payable	(2,616)	850	1,805
Accrued liabilities	16,054	-	36,054
Due to related party	2,140	-	4,820
	(31,151)	850
Cash flows used in investing activities
Mineral resource property acquisition	-	-	(1)
Receivables	(27,728)	-	(27,728)
	(27,728)	-	(27,729)
Cash flows from financing activities
Proceeds from issuance of common stock	-	-	480,600

Net (decrease) increase in cash and cash equivalents	(58,879)	-	280,051
Cash and cash equivalents, beginning of period	338,930	-	-
Cash and cash equivalents, end of period	$280,051	$-	$280,051

The accompanying notes are an integral part of these financial statements

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  November 30, 2005
  (Unaudited)
  (Expressed in U.S. Dollars)

  1. BASIS OF PRESENTATION

  The interim financial statements as of November 30, 2005 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these interim financial statements be read in conjunction with the August 31, 2005 audited financial statements and notes thereto.

  2. ORGANIZATION AND BUSINESS

  The Company is a development state, independent mining company engaged in the exploration, development and acquisition of mineral properties in the United States and Canada.

  The Company was incorporated in Nevada on November 24, 2004.

  3. Mineral Properties

  As of April 6, 2005, the Company entered into an Exploration Agreement with an Option to Joint Venture (the "Agreement") with Miranda U.S.A. Inc. ("Miranda") for the company to acquire an undivided 60% interest in a mineral lease containing the mineral claims Coal #1 to Coal #64 (BLM-NMC number 847957 to 848020) located in the Coal Canyon, Cortez Area, Eureka County, Nevada United States of America. Miranda's interest in the property is held by way of a 20 year mining lease dated May 27, 2004 from Nevada North Resources (U.S.A.) Inc.

  If the Company fails to expend these required amounts, or complete the required work, then it will forfeit its property option interest.

  The expenditures required to acquire the 60% are as follows:

  (a) Exploration Expenditures

  Expending $1,000,000 in Exploration Expenditures on the property within a period of 4 years from the effective date April 6, 2005. The first year is considered from April 6, 2005 to December 31, 2005. Thereafter, the second through the fourth years of the Agreement shall correspond to calendar years. Minimum expenditures for each year shall be as follows:

  By December 31, 2005 (Completed)    $ 50,000
  By December 31, 2006                     $ 100,000
  By December 31, 2007                     $ 300,000
  By December 31, 2008                     $ 550,000

                                                                                                                                      $ 1,000,000

  The Company has the right to terminate the Agreement at any time without penalty, and without any obligation to make any future expenditures, that would have been required under the Agreement.

  As of August 31, 2005, the Company had commenced exploration work on the property and Exploration Expenditures in the amount of $55,791 had been incurred. Subsequent to August 31, 2005 further expenditures were made that meet the expenditure requirement for December 31, 2005.

  GOLDEN ARIA CORP.
  (An exploration stage company)
  Notes to Financial Statements
  November 30, 2005
  (Unaudited)
  (Expressed in U.S. Dollars)

  (b) Cash Payments

  Cash payments to maintain the Company's interest in the property each year totaling $200,000 are required to be paid as follows:

  April 6, 2005 (paid)         $ 15,000
  March 25, 2006              $ 25,000
  March 25, 2007              $ 25,000
  March 25, 2008              $ 35,000
  March 25, 2009            $ 100,000

                                                                                                                       200,000

  As noted above, the company has the right to terminate the Agreement at any time without penalty.

  (c) Issuance of Stock

  On execution of the agreement the Company was to issue 250,000 restricted shares from its treasury to the vendor. The restricted shares were issued September 29, 2005.

  (d) Lease Payments

  The Company agreed to assume and discharge all obligations set forth in the Nevada North Lease, including but not limited to, payment of the following advanced minimum royalties to Nevada North Resources:

  May 27, 2005 (paid)         $ 6,250
  May 27, 2006                  $ 6,250
  May 27, 2007                $ 10,000
  May 27, 2008                $ 10,000
                                      $ 32,500

  4. Related party transactions

  In the period ended November 30, 2005, the Company incurred $8,250 (November 30, 2004; nil) of consulting fees to a company controlled by an officer of the Company. At November 30, 2005, the Company owed $3,970 (August 31, 2005; $1,830) to that company and an additional $850 (August 31, 2005; $850) was owed to a director of the Company for an expense reimbursement. The related party transactions are recorded at the exchange amount established and agreed to between the related parties.

  Until ◆ , 2006 (which is 90 days after the effective date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligations to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 24 Indemnification of Directors and Officers.

  Nevada corporation law provides that:

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defence or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

    to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defence of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defence.

  We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    by our stockholders;

    by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

    if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

    if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

    by court order.

  Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Golden Aria or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

  Our Bylaws provide that no officer or director shall be personally liable for any obligations of Golden Aria or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Golden Aria. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or willful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Golden Aria under Nevada law or otherwise, Golden Aria has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Golden Aria for expenses incurred or paid by a director, officer or controlling person of Golden Aria in successful defence of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Golden Aria will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

  Item 25 Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$ 137.15
Printing and engraving expenses	3,000.00(1)
Accounting fees and expenses	23,000.00(1)
Legal fees and expenses	40,000.00(1)
Transfer agent and registrar fees	5,000.00(1)
Fees and expenses for qualification under state securities laws	0.00
Miscellaneous	1,000.00(1)
Total	$72,137.15

  (1) We have estimated these amounts

  Item 26 Recent Sales of Unregistered Securities - Last Three Years

  On March 22, 2005, we accepted subscription agreements that sold shares of our common stock, having a par value of $0.001 per share at the offering price of $0.01 per share for gross offering proceeds of $109,350.00. On April 6, 2005, we accepted subscription agreements that sold shares of our common stock, having a par value of $0.001 per share at the offering price of $0.15 per share for gross offering proceeds of $333,750.00.

  All these were offshore transactions pursuant to Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by the Company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restriction referred to by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials, documents and the share certificates that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirement of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933. The offering price for the offshore transactions was established on an arbitrary basis.

  The following is a list of the subscribers and the number of shares each subscriber purchased:
Name of Stockholder	Residency	Number of Shares Subscribed
Cody Bateman	Canada	650,000
Ryan Bateman	Bermuda	650,000
Kevin Bell	Canada	650,000
Robert Bishop	Canada	100,000
Ted Blackmore	Canada	650,000
Bridge Mining Ltd.	Switzerland	100,000
Garth Braun	Canada	500,000
Katrin Braun	Canada	500,000
Chris Bunka	Canada	500,000
Morgan Bunka	Canada	175,000
Ian Cathery	Canada	100,000
Gerry Carlson	Canada	600,000
Gloria Czegledi	Canada	2,500
Chris Dougans	Canada	120,000
Gillian Dougans	Canada	500,000
Irene Dougans	Canada	2,500
Valerie Dougans	Canada	2,500
Fairwood Ventures Inc.	Hong Kong	100,000
Yair Farzan	Canada	20,000
Global Publishing Corp	Panama	650,000
Herb Herunter	Canada	2,500
Dennis Higgs	Canada	300,000
Darcy Higgs	Canada	200,000
Doug Jennings	Canada	500,000
Gladys Jenks	Canada	550,000
Sophia Khan	Canada	20,000
Shannon Loeber	Canada	150,000

Vance Loeber	Canada	500,000
Georgina Martin	Canada	50,000
Joe Martin	Canada	40,000
Palazar Capital Corporation	British Virgin Islands	650,000
Piranha Investment Corp	Panama	1,300,000
Diane Rees	Canada	50,000
Audra Shull	Canada	100,000
Sky Point Holdings Limited	Samoa	650,000
Special Target Group Limited	British Virgin Islands	650,000
Larry Stowell	Canada	2,500
Gloria Taylor	Canada	2,500
Doug Wilson	Canada	120,000
Joanne Yan	Canada	50,000
Li Ying Yan	Hong Kong	100,000
519471 BC Ltd.	Canada	100,000
658111 BC Ltd	Canada	500,000

  On April 6, 2005, we signed the Miranda Option Agreement with Miranda USA Inc. to acquire our option in the Nevada Coal Canyon property interest and which obligated us to issue 250,000 shares of our common stock as partial compensation under the agreement. These par value $0.001 shares were issued for no cash value. The 250,000 shares were restricted and issued under Section 4(2) of the Securities Act of 1933. Miranda is a sophisticated investor and is in possession of all material information relating to the Company. No commissions were paid to anyone in connection with the sale of the shares and no general solicitations were made to anyone.

  Item 27 Exhibits

  The following Exhibits are filed with this Prospectus:
Exhibit Number	Description
3.1*	Our Articles of Incorporation dated November 24, 2004.
3.2**	Bylaws.
4.1*	Specimen ordinary share certificate.
5.1*	Opinion of Fraser and Company LLP regarding the legality of the securities being registered.
10.1*	Mining Lease between Nevada North Resources (U.S.A.), Inc. & Miranda U.S.A., Inc.
10.2*	Exploration Agreement with Options for Joint Venture between Golden Aria Corp. and Miranda U.S.A., Inc.
10.3*	Amended Exploration Agreement between Golden Aria Corp. & Miranda U.S.A., Inc.
10.4*	Consulting Agreement between Golden Aria Corp. and KGE Management Ltd.
23.1**	Consent of Ernst & Young LLP, Chartered Accountants.
23.2*	Consent of Fraser and Company LLP
24.1	Power of Attorney (contained on the signature pages of this registration statement).
99.1*	Form of Subscription Agreement between Golden Area Corp. and each of the following persons:

  * Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on January 10, 2006.
  ** Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on March 6, 2006.

Cody Bateman	650,000
Ryan Bateman	650,000
Kevin Bell	650,000
Robert Bishop	100,000
Ted Blackmore	650,000
Bridge Mining Ltd.- Ben	100,000
Garth Braun	500,000
Katrin Braun	500,000
Chris Bunka	500,000
Morgan Bunka	175,000
Ian Cathery	100,000
Gerry Carlson	600,000
Gloria Czegledi	2,500
Chris Dougans	120,000
Gillian Dougans	500,000
Irene Dougans	2,500
Valerie Dougans	2,500
Fairwood Ventures Inc.	100,000
Yair Farzan	20,000
Global Publishing Corp	650,000
Herb Herunter	2,500
Dennis Higgs	300,000
Darcy Higgs	200,000
Doug Jennings	500,000
Gladys Jenks	550,000
Sophia Khan	20,000
Shannon Loeber	150,000
Vance Loeber	500,000
Georgina Martin	50,000
Joe Martin	40,000
Palazar Capital Corporation	650,000
Piranha Investment Corp	1,300,000
Diane Rees	50,000
Audra Shull	100,000
Sky Point Holdings Limited	650,000
Special Target Group Limited	650,000
Larry Stowell	2,500
Gloria Taylor	2,500
Doug Wilson	120,000
Joanne Yan	50,000
Li Ying Yan	100,000
519471 BC Ltd.	100,000
658111 BC Ltd	500,000

  Item 28 Undertakings

  The undersigned small business issuer hereby undertakes that it will:

  (1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

  (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

  (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering;

  (4) in a primary offering of securities of the small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to a primary offering required to be filed pursuant to Rule 424 of the Securities Act and Rules;

  Any free writing prospectus relating to a primary offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

  The portion of any other free writing prospectus relating to the primary offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

  Any other communication that is an offer in the primary offering made by the undersigned small business issuer to the purchaser; and

  (5) that each prospectus filed pursuant to Rule 424(b) under the Securities Act and Rules, as part of a registration statement relating to an offering, other than registration statements relying on Rule 430(b) or other than prospectuses filed in reliance on Rule 430(a), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of small business issuer pursuant to the foregoing provisions, or otherwise, small business issuer has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by small business issuer of expenses incurred or paid by a director, officer or controlling person of small business issuer in the successful defence of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

  SIGNATURES

  In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on March 20, 2006.
GOLDEN ARIA CORP. a Nevada corporation /s/ "Gerald Carlson" By: Gerald Carlson, President (Principal Executive Officer) & Director	GOLDEN ARIA CORP. a Nevada corporation /s/ "Diane Rees" By: Diane Rees, Chief Financial Officer (Principal Accounting Officer), Secretary, Treasurer & Director

  POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Gerald Carlson as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Signatures	Date

/s/ "Gerald Carlson"
Gerald Carlson, President (Principal Executive Officer) and Director	March 20, 2006

/s/ "Diane Rees"
Diane Rees, Chief Financial Officer (Principal Accounting Officer), Secretary, Treasurer and Director	March 20, 2006

/s/ "Chris Bunka"
Chris Bunka, Chairman and Chief Executive Officer	March 20, 2006